THE SHARPER IMAGE
350 The Embarcadero
San Francisco, CA 94105	Corporate Headquarters

FOR IMMEDIATE RELEASE
August 9, 2007

SHARPER IMAGE REPORTS JULY SALES

     San Francisco, CA - Sharper Image Corporation (NASDAQ: SHRP) today reported sales for the month of July, for the second quarter and year-to-date for the first six months of the fiscal year ending January 31, 2008.

July Sales

     For the month ended July 31, 2007, total Company sales were $24.7 million compared to $34.8 million in the previous year, a decrease of 29 percent. Total store sales were $18.2 million compared to $21.8 million in the prior July, a decrease of 17 percent. Comparable store sales in July decreased 15 percent. Total catalog sales/direct marketing sales (including wholesale) were $3.5 million compared to last July’s $8.5 million, a decrease of 59 percent. Internet sales were $3.0 million compared to last July’s $4.5 million, a decrease of 33 percent.

Second Quarter Sales

     For the second quarter ended July 31, 2007, total Company sales were $77.6 million compared to $104.1 million in the previous year, a decrease of 25 percent. Total store sales for the second quarter were $57.4 million compared to $64.7 million in the prior year, a decrease of 11 percent. Comparable store sales for the second quarter decreased 10 percent. Total catalog sales/direct marketing sales (including wholesale) for the second quarter were $10.4 million compared to $24.4 million, a decrease of 57 percent. Internet sales for the second quarter were $9.8 million compared to $15.1 million, a decrease of 35 percent.

Fiscal Year-to-Date Sales

     Year-to-date for the six months ended July 31, 2007, total Company sales were $143.4 million compared to $208.2 million in the previous year, a decrease of 31 percent. Total store sales for the six months were $101.5 million compared to $121.4 million in the prior year, a decrease of 16 percent. Comparable store sales for the six-month period decreased 17 percent. Total catalog sales/direct marketing sales (including wholesale) for the six-month period were $22.0 million compared to $54.5 million, a decrease of 60 percent. Internet sales for the six-month period were $19.9 million compared to $32.3 million, a decrease of 38 percent.

About Sharper Image

The Sharper Image is a specialty retailer that is nationally and internationally renowned as a leading source of new, innovative, high-quality products that make life better and more enjoyable. The Company's principal selling channels include 186 Sharper Image specialty stores throughout the United States; the award-winning Sharper Image monthly catalog; and its primary Web site, www.sharperimage.com. The Company also has business-to-business sales teams for marketing its exclusive and proprietary products for corporate incentive and reward programs and wholesale to selected U.S. and international retailers.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on the Company's current plans, expectations, estimates, and projections about the specialty retail industry and management's beliefs about the Company's future performance. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" or variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties that are difficult to predict and which may cause the Company's actual results and performance to differ materially from those expressed or forecasted in any such forward-looking statements. Some of these risks and uncertainties are discussed in the Company’s Annual Report on Form 10-K for the year ended January 31, 2007 under “Risk Factors”. These risks include, among other factors, the success of its new business strategy, its ability to continue to find or develop and to offer attractive merchandise to customers, the market potential for products in design, the success of its advertising efforts, changes in business and economic conditions, risks associated with its retail store, catalog and Internet operations, and changes in the competitive environment in which it operates. Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements. However, readers should carefully review the statements set forth in the reports, which the Company files from time to time with the Securities and Exchange Commission, particularly its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.

Investors: Tersh Barber 415-445-6274